Exhibit 99.1

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, IL 60154

NEWS RELEASE

FOR RELEASE:	CONTACT:
04/07/09, 5:30 AM ET	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602

CORN PRODUCTS INTERNATIONAL NAMES ILENE GORDON

CHAIRMAN, PRESIDENT AND CEO

•   Brings Strong Track Record in Global Management and Executive Leadership

•   Samuel C. Scott III, Chairman, President and CEO, To Retire May 4, 2009

WESTCHESTER, Ill., April 7, 2009 – Corn Products International, Inc. (NYSE:CPO) today announced that its board of directors has appointed Ilene Gordon chairman, president and chief executive officer, effective May 4, succeeding Samuel C. Scott III who, consistent with Company policy that senior executives step down by age 65, is retiring.

After 35 years with the Company, Scott announced in January 2008 his intention to retire. He has served as chairman and chief executive officer of the Company since February 2001 and president since 1997.

“We thank Sam for his years of leadership and dedicated service to Corn Products,” said Board Member William S. Norman.  “During Sam’s tenure as CEO, the Company greatly expanded its international operations, made several key acquisitions and surpassed $3.9 billion in net sales.

“Upon learning of his intention to retire, the board refined a robust succession plan that included key criteria for the new CEO. We then focused on a thorough and deliberative search for his successor,” Norman continued. “We selected Ilene Gordon because of her strong leadership skills, international experience, and knowledge of commodity businesses and the food and beverage industry. We are confident this will be an orderly, thorough and thoughtful transition.”

—more—

Gordon, 55, has more than 30 years of senior-level, international management experience and a proven track record as a leader.

Since 2007, she has been president and CEO, Rio Tinto’s Alcan Packaging, where she is responsible for leading a $6.5 billion global packaging business with 130 factories in 30 countries servicing the food, beauty and pharmaceutical industries, among others. From 2004 to 2006, she was president of Alcan Food Packaging Americas, where she managed a business with $1.4 billion in sales and 5,000 employees in six countries.

Prior to Alcan’s acquisition of Pechiney in 2003, Gordon served in positions of increasing responsibility with Pechiney and Tenneco for more than 20 years, and began her career as a strategy consultant at the Boston Consulting Group.

A Phi Beta Kappa graduate of Massachusetts Institute of Technology, with a Bachelor of Science degree in mathematics, Gordon also earned a Master of Science degree in management from MIT’s Sloan School of Management.  She is a director of Arthur J. Gallagher & Company, chairing its governance committee; and a director of United Stationers, serving on its human resources and governance committees.

In accepting her new position, Gordon said, “Corn Products International has strong operations worldwide, enjoys the support of flagship customers, and has talented and committed employees in markets around the world. I look forward to building on its strong market positions and leading it forward in the years ahead.”

Reflecting on his years at Corn Products International, Scott said, “Since becoming a public company 11 years ago, by focusing on our core values and pursuing our Pathways strategy, which we introduced in 2003, Corn Products has exceeded each of the five key financial targets we promised our stakeholders.”

“Corn Products International has been able to navigate the challenging global marketplace with discipline and much success to date.  2008 was an exceptional year as the company continued to demonstrate that it can perform well in a climate of unprecedented volatility. Gordon and the rest of the management team have managed through challenging times before at their respective organizations, and are prepared to deal with the global recession of 2009,” he added.

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer.

The call will be broadcast in a real-time webcast accessible through the Corn Products International web site at www.cornproducts.com.  A replay of the webcast will be available at www.cornproducts.com.

Individuals without Internet access may listen to the live conference call by dialing 719.325.4798.  A replay of the audio call will be available through Friday, April 17 by calling 719.457.0820 and using passcode 1148160.

About the Company

Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials.  The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and a major regional supplier of starch, high fructose corn syrup and glucose.  In 2008, Corn Products International reported record net sales and diluted earnings per share of $3.94 billion and $3.52, respectively.  The Company has operations in 15 countries at 34 plants, including wholly owned businesses, affiliates and alliances.  For more information, visit www.cornproducts.com.

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